Exhibit 99.1

NEWS RELEASE	CONTACT: David Peuse
FOR IMMEDIATE RELEASE	(715) 839-2146

NATIONAL PRESTO INDUSTRIES, INC. ANNOUNCES INCREASED 2025 SALES

AND EARNINGS AND 2026 DIVIDEND

Eau Claire, Wisconsin (February 27, 2026) -- National Presto Industries, Inc. (NYSE: NPK) announced today 2025 sales and earnings, as shown in the table below. Net earnings per share have been computed based on the weighted average number of common shares outstanding for the respective periods.

In response to questions about the Company’s sales, Maryjo Cohen, President, stated, “Net 2025 consolidated sales were $503.5 million, a 29.7% increase from 2024’s levels. Net earnings were down $‐‐‐8.4 million or 20.2% to $33.1 million ($4.63 per share) from 2024’s $41.5 million ($5.82 per share). The revenue increase was provided by the Defense segment. Defense sales increased by $121.9 million or 42.9%, due to higher shipments from its sizable backlog. The shipment increase resulted in augmented operating earnings, which increased $15.5 million or 36.2%. Earnings were also affected by a variety of other factors which included differences in mix, efficiencies, and material costs These improvements were partially offset by reduced sales and operating losses at the Housewares/Small Appliance segment. Those reductions were in significant part attributable to the Trump tariffs. Net revenue at the Housewares/Small Appliance segment was down $7.2 million or 7.0%, largely due to retailers’ reluctance to accept tariff-induced price increases and tariff-related price increases at retail that served to depress consumer purchases. The combination of reduced sales along with the material impact of tariffs on costs was the chief cause of the significant operating loss. Tariffs are treated as period costs and expensed as they are incurred, reflecting the segment’s LIFO inventory cost valuation method. The ongoing relocation of the segment’s distribution center from Canton, MS, to Nettleton, MS, also had an impact. Of necessity, certain costs were duplicated as two staffs must be maintained until the training and move are completed. Equipment and remaining inventory must be transported. A sizable capital loss was incurred as well, stemming from the bankruptcy of a key supplier. The Safety segment reported increased albeit still nominal sales and a reduced comparative loss.”

In commenting on the potential impact of the recent Supreme Court decision striking down the IEEPA tariffs, Ms. Cohen stated, “It remains to be seen if and when those tariffs will be refunded, given the absence of Supreme Court guidance and the Trump administration’s stated plan to dispute refunds in the courts. One thing is clear is that the administration has and will continue to impose additional tariffs at rates as high or possibly higher than those implemented in 2025.”

The Board of Directors of National Presto Industries, Inc. announced today the 2026 dividend, which consists of the regular dividend of $1.00 per share. When asked if there would be an extra dividend, Ms. Cohen stated, “The cash needs entailed in supporting the inventories required to fulfill the Defense segment’s sizable backlog means, that as in 2025, there will be no extra dividend paid in 2026.”

The 2026 dividend is the most recent in an unbroken history of eighty-two years. The record date for the dividend will be ‐‐‐March 9, 2026, and the payment date, March 20, 2026. In addition, the Board confirmed May 19, 2026, as the date of the Company’s 2026 annual meeting of shareholders. The record date for the annual meeting will be March 24, 2026.

National Presto Industries, Inc. operates in three business segments. The Housewares/Small Appliance segment designs and sells small household appliances and pressure cookers under the PRESTO® brand name. The segment is recognized as an innovator of new products. The Defense segment manufactures a variety of products, including medium caliber training and tactical ammunition, energetic ordnance items, fuzes, cartridge cases, and metal parts. The Safety segment offers smoke and carbon monoxide alarms and systems that provide early warning of conditions that, if not corrected, would cause significant losses.

	YEAR ENDED DECEMBER 31
	2025	2024
Net Sales	$503,524,000	$388,228,000
Net Earnings	$33,084,000	$41,460,000
Net Earnings Per Share	$4.63	$5.82
Weighted Shares Outstanding	7,148,000	7,128,000

This release contains “forward looking statements” made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties, as well as assumptions, that could cause actual results to differ materially from historical results and those presently anticipated or projected. In addition to the factors discussed above, other important risk factors are delineated in the Company’s various SEC filings.

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